Exhibit 23.6

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3ASR of Diamondback Energy, Inc. of our appraisal report relating to the proved gas and oil reserves of QEP Energy Company included in the Annual Report on Form 10-K of QEP Resources, Inc. for the year ended December 31, 2020 and incorporated herein by reference. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Denver, Colorado

May 3, 2021